Exhibit 5.1

2 October, 2014

Board of Directors
Auscrete Corporation
504 East First Street
P.O. Box 847
Rufus, OR 97050

   RE:       S-1 for Auscrete Corporation, a Wyoming corporation (the "Company")

To Whom It Concerns:

I have acted as special counsel to the Company for the limited purpose of rendering this opinion in connection with the Registration Statement Form S-1 (the "Registration Statement"), which is being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act") with respect the registration of up to 17,435,000 shares of the Company's common stock offered by the selling shareholders named in the Company's prospectus ("Selling Shareholders") at a fixed price of $0.03 per share until the Company's shares are quoted on the OTC Bulletin Board and thereafter at prevailing market or privately negotiated prices.

In connection therewith, I have examined and relied upon original, certified, conformed, Photostat or other copies of the following documents:

i.  The Certificate of Incorporation of the Company;

ii.  The Registration Statement and the Exhibits thereto; and

iii.  Such other matters of law, as I have deemed necessary for the expression of the opinion herein contained.

In such examinations, I have assumed the legal capacity of all natural persons, the authenticity and completeness of all instruments presented to me as original documents, the conformity to the authentic originals of all documents supplied to me as certified or photostatic or faxed copies, the genuineness of all signatures, and the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates I have reviewed. In conducting my examination of documents executed by parties other than the Company, I have assumed that such parties had the power, corporate, limited liability company, or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate, limited liability company or other, and the due execution and delivery by such parties of such documents and that, to the extent such documents purport to constitute agreements, such documents constitute valid and binding obligations of such parties.

Based upon and subject to the foregoing, I make the following opinion on the legality of the securities being registered. I am of the opinion that: the Existing Shares are validly issued, fully paid and nonassessable.

This opinion is expressed as of the date hereof, and I disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law, and I have assumed that at no future time would any such subsequent change of fact or law affect adversely my ability to render at such time an opinion (a) containing the same legal conclusions set forth herein and (b) subject only to such (or fewer) ssumptions, limitations, and qualifications as are contained herein.

I hereby consent to the filing of this opinion as an exhibit to the S-1 Registration Statement and to the use of my name under the caption "Interests of Named Experts and Counsel" in the prospectus comprising part of the Registration Statement.

Very Truly Yours,

/matthewtwelker/

Matthew T. Welker, Esq.

White-Welker & Welker, LLC,
PO Box 199
Clear Spring, MD 21711
410-507-2837